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                                                                    Exhibit 99.1

                   BANKATLANTIC BANCORP COMPLETES ISSUANCE OF
                    $25 MILLION OF TRUST PREFERRED SECURITIES

         FORT LAUDERDALE, FL, July 1, 2002 - BankAtlantic Bancorp, Inc. (NYSE:BBX), parent company of BankAtlantic, Levitt Companies, and Ryan, Beck & Co., LLC, announced today that it sold $25 million of trust preferred securities on June 26, 2002. The net proceeds of approximately $24 million will be used for general corporate purposes, including the previously announced contribution to the capital of Ryan, Beck & Co. The trust preferred securities pay interest quarterly at a floating rate equal to 3-month LIBOR plus 345 basis points, with an initial coupon rate of 5.34%. The securities are redeemable on or after June 26, 2007, and are due June 26, 2032.

         The trust preferred securities represent an undivided beneficial ownership interest in the assets of BBC Capital Statutory Trust III. BankAtlantic Bancorp is the owner of all of the outstanding common securities of BBC Capital Statutory Trust III. BBC Capital Statutory Trust III will use the proceeds received from the sale of the trust preferred securities to purchase equivalent floating rate junior subordinated debentures due 2032 issued by BankAtlantic Bancorp.

         This sale, part of a larger pooled trust preferred securities offering, was not registered under the Securities Act of 1933 and, accordingly, the trust preferred securities may not be sold in the United States absent registration or an applicable exemption from registration requirements.

ABOUT BANKATLANTIC BANCORP:
BankAtlantic Bancorp (NYSE: BBX) is a diversified financial services holding company and the parent company of BankAtlantic, Levitt Companies, and Ryan, Beck & Co., LLC. Through these subsidiaries, BankAtlantic Bancorp provides a full line of products and services encompassing consumer and commercial banking, brokerage and investment banking, and real estate development.

BANKATLANTIC, "Florida's Most Convenient Bank", provides a comprehensive offering of banking services and products via its broad network of community branches throughout Florida and its online banking division - BankAtlantic.com. BANKATLANTIC is one of the largest financial institutions headquartered in the State of Florida.
Seven-Day Branch Banking- Monday through Sunday.
Saturday lobby hours are 8:30 A.M.-3:00 P.M., and drive-thru hours are 7:30 A.M.
- 6:00 P.M. Sunday lobby hours are 11:00 A.M.-4:00 P.M., and drive-thru hours are 11:00 A.M. - 4:00 P.M.
Extended weekday lobby hours are 8:30 A.M.-5:00 P.M., Monday through Wednesday, and 8:30 A.M.- 8:00 P.M., Thursday and Friday.
Extended drive-thru hours are 7:30 A.M.-8:00 P.M., Monday through Wednesday, and 7:30 A.M.-8:00 P.M., Thursday and Friday.

LEVITT COMPANIES is the parent company of Levitt and Sons, Core Communities and Levitt Commercial. LEVITT AND SONS, America's oldest homebuilder and first to build


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planned suburban communities, currently develops single-family homes in its active adult residential developments throughout Florida. CORE COMMUNITIES develops master-planned communities in Florida, including its original and best known, St. Lucie West - a 4,600-acre community with 4,000 built and occupied homes, 150 businesses employing 5,000 people and a university campus. New master-planned developments include Westchester, now under development on Florida's Treasure Coast in St. Lucie County, featuring 5,600 residences, a commercial town center and the area's first world-class corporate park. Live Oak Preserve is a 1,285-acre master-planned, gated community under development in the rapidly growing Tampa Bay Region. LEVITT COMMERCIAL specializes in development, re-development, and joint venture opportunities in industrial and retail properties. LEVITT COMPANIES recently acquired a 40% ownership interest in BLUEGREEN CORPORATION (NYSE: BXG), which engages in the acquisition, development, marketing and sale of drive-to vacation resorts, golf communities and residential land. The Company's resorts are located in a variety of popular vacation destinations including Orlando, Florida; the Smoky Mountains of Tennessee; Myrtle Beach, South Carolina; Charleston, South Carolina; Branson, Missouri; Wisconsin Dells, Wisconsin; Gordonsville, Virginia; Ridgedale, Missouri; Surfside, Florida; and Aruba, while its land operations are predominantly located in the Southeastern and Southwestern United States.

RYAN, BECK & CO., LLC is a full-service broker dealer engaging in underwriting, market making, distribution, and trading of equity and debt securities. The firm also provides money management services, general securities brokerage, including financial planning for the individual investor, consulting and financial advisory services to financial institutions and middle market companies. Ryan, Beck & Co. also provides independent research in the financial institutions, energy, healthcare, technology, and consumer product industries. The firm's money management subsidiary, CUMBERLAND ADVISORS, INC., supervises approximately $500 million in assets for individuals, institutions, retirement plans, governmental entities and cash management portfolios. RYAN, BECK & CO. recently acquired certain assets and related entities from GRUNTAL & CO., LLC, including the acquisition of GMS Group, LLC. The combined firm now has in excess of 600 retail account executives located in 34 offices nationwide, with nearly $19 billion in client assets.

For further information, please visit our websites:
www.BankAtlantic.com       www.RyanBeck.com             www.Cumber.com
www.LevittandSons.com      www.CoreCommunities.com      www.LevittCommercial.com

* Online banking products and services can be accessed directly through www.BankAtlantic.com.

* To receive future news releases or announcements directly via email, please access the e-News banner on the Investor Relations page at www.BankAtlantic.com.



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BANKATLANTIC BANCORP CONTACT INFO:

INVESTOR RELATIONS: Leo Hinkley, Tel: (954) 760-5317, Fax: (954) 760-5415, or InvestorRelations@BankAtlantic.com.

CORPORATE COMMUNICATIONS AND MEDIA RELATIONS: Sharon Lyn, Tel: (954) 760-5402 or CorpComm@BankAtlantic.com.

PUBLIC RELATIONS FOR BANKATLANTIC: Boardroom Communications, Tel: (954) 370-8999, Alison Steinberg: alison@boardroompr.com.


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